AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of July 1, 2011 (the “Effective Date”), by and between ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation (the “Company”) and GARY H. RABIN, an individual (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement effective as of December 14, 2010 (the “Existing Agreement”);

WHEREAS, the Company and the Executive desire to amend and restate the Existing Agreement in its entirety;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and authorized the entry into this Agreement with Executive; and

WHEREAS, Company desires to employ Executive to serve as the Company's Chief Executive Officer, Chief Financial Officer and Chairman of the Board, and Executive desires to so serve, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Company and Executive, and intending to be legally bound hereby, the Company and Executive hereby agree to amend and restate the Existing Agreement in its entirety as follows:

1.           Term.  Executive’s employment with the Company shall commence as of the Effective Date and shall end on December 31, 2013, unless sooner terminated in accordance with the terms hereof (the “Term”).

2.           Employment.  Executive shall be employed as and hold the title of Chief Executive Officer, Chief Financial Officer and Chairman of the Board from the Effective Date.  Executive, in his capacity as Chief Executive Officer, will have the full range of executive duties and responsibilities that are customary for public company CEO positions.  All Company officers shall report to and take direction from Executive, provided however, that nothing herein shall restrict the Board from conferring directly with Company officers and the Company shall have the right to enter into agreements with Company officers for the Board to determine specific employment-related issues such as compensation and termination.  Executive shall have day-to-day responsibility for the affairs of the Company and shall have such other powers and duties as may be from time to time assigned to him by the Board.  Executive shall report directly to the Board.  All other employees of Company will report, either directly or through other officers of Company, to Executive.  Executive shall devote substantially all of Executive's time, attention and energies to the business and affairs of the Company; provided, however, the Company acknowledges that Executive is an executive and/or director in the entities listed on Schedule “A” attached hereto, as described therein and may continue in such capacities only so long as such activities do not unreasonably or materially interfere with the performance of his duties under this Agreement and do not present any conflicts of interest with the Company.

3.           Base Salary. The Company shall pay Executive an annual salary at the rate of five hundred thousand ($500,000) per year (the “Base Salary”) through December 31, 2011, less applicable deductions.  At the end of each full year of this Agreement, the Base Salary shall be increased (but not decreased) by an amount determined by the Board; provided, however, that each such annual increase will be not less than 5%.  The Base Salary shall be payable by the Company to Executive in substantially equal installments not less frequently than bi-weekly, provided that the first payment hereunder shall include Base Salary retroactive to the Effective Date.  The Company’s awards of deferred compensation, discretionary bonus, retirement, stock option and other Executive benefit plans and in fringe benefits shall not reduce the Base Salary; provided, however, that voluntary deferrals or contributions by the Executive to such plans agreed to by Executive, if any, shall reduce the current cash compensation paid to Executive.

4.           Bonuses; Stock Awards

(a)           Within ten (10) days following the execution of this Agreement by Company and Executive, Company will pay to Executive a retention bonus in the amount of forty-one thousand six hundred sixty-seven dollars ($41,667) (the "Retention Bonus").  The Retention Bonus will be deemed fully earned by Executive upon Executive's execution of this Agreement and delivery of this Agreement by Executive to Company.

(b)           The Company shall pay Executive an annual incentive bonus (the “Incentive Bonus”) in accordance with the terms of this Section 4(b).  The Incentive Bonus will be calculated with reference to the 10-day volume weighted average price per share (“VWAP”) of the Company’s common stock as determined with reference to Bloomberg, appropriately adjusted in a manner the Board determines in good faith to be fair and equitable to Executive if the Company completes a stock split or reverse split.  The VWAP will be measured at June 30, 2011 (the “June 30 VWAP”), December 31, 2011 (the “2011 VWAP”), December 31, 2012 (the “2012 VWAP”), and December 31, 2013 (the “2013 VWAP”), and the amount of the Incentive Bonus for a given year shall be as follows:

(i)           For 2011, (x) if the 2011 VWAP is less than 150% of the June 30 VWAP (the “2011 Baseline”), the Incentive Bonus shall be zero; (y) if the 2011 VWAP is at least 150% of the 2011 Baseline but less than 200% of the 2011 Baseline, the Incentive Bonus shall be $200,000; and (z) if the 2011 VWAP is at least 200% of the 2011 Baseline, the Incentive Bonus shall be $450,000.

(ii)          For 2012, (x) if the 2012 VWAP is less than 150% of the higher of the June 30 VWAP or the 2011 VWAP (such higher VWAP, the “2012 Baseline”), the Incentive Bonus shall be zero; (y) if the 2012 VWAP is at least 150% of the 2012 Baseline but less than 200% of the 2012 Baseline, then the Incentive Bonus shall be $500,000; and (z) if the 2012 VWAP is at least 200% of the 2012 Baseline, then the Incentive Bonus shall be $1,000,000.

(iii)         For 2013, (x) if the 2013 VWAP is less than 150% of the higher of the June 30 VWAP or the 2012 VWAP (such higher VWAP, the “2013 Baseline”), the Incentive Bonus shall be zero; (y) if the 2013 VWAP is at least 150% of the 2013 Baseline but less than 200% of the 2013 Baseline, then the Incentive Bonus shall be $500,000; and (z) if the 2013 VWAP is at least 200% of the 2013 Baseline, then the Incentive Bonus shall be $1,000,000.

The Incentive Bonus in respect of any year shall be payable to Executive in cash no later than 30 days after the end of such year, except as provided below.  If (x) the Company terminates Executive’s employment for any reason other than Cause (as defined below), (y) Executive terminates his employment for Good Reason (as defined below), or (z) there is a Change of Control (as defined in the Company’s 2005 Stock Option Plan) which occurs prior to the termination of Executive's employment with the Company (the first to occur of the events identified in clauses (x), (y) and (z) above, the “Cut Off Event”) in any year, then: (A) the VWAP as of the date of the Cut Off Event shall be measured against the Baseline applicable to such year, (B) the applicable percentages set forth above (e.g., 150% and 200%) will be reduced by multiplying the amount in excess of 100% (e.g., 50% or 100%, as applicable) by a fraction the numerator of which is the total number of days elapsed in the applicable year through the date of the Cut Off Event and the denominator of which is 365, (C) the Incentive Bonus in respect of such year shall be reduced by multiplying the amount thereof by a fraction the numerator of which is the total number of days elapsed in the applicable year through the date of the Cut Off Event and the denominator of which is 365, (D) the Incentive Bonus in respect of such year shall be payable to Executive in cash no later than 15 days after the date of the Cut Off Event, and (E) Executive shall not be entitled to any Incentive Bonus in respect of any period after the date of the Cut Off Event.  Anything to the contrary contained in this Agreement notwithstanding, if the Company terminates Executive’s employment for Cause prior to the payment date in respect of the Incentive Bonus, or if Executive terminates his employment other than for Good Reason prior to the payment date in respect of the Incentive Bonus, then Executive shall not be entitled to receive any Incentive Bonus in respect of such year.

(c)           The Company shall pay Executive a performance bonus (the “Performance Bonus”) in accordance with the terms of this Section 4(c).  The Performance Bonus shall be no less than $100,000 per year (the “Guaranteed Minimum Bonus”).  The actual amount of the Performance Bonus shall be determined by the Compensation Committee of the Board each year based on the performance of the Company and Executive, with reference to the performance goals and/or metrics established by the Compensation Committee in consultation with Executive with respect to such year.  The Performance Bonus shall be determined by the Compensation Committee and payable to the Executive in cash no later than 60 days after the end of such year (unless the Compensation Committee elects in its sole discretion to pay the Performance Bonus on a period basis as and when earned throughout such year), provided that Executive is employed with the Company on the date of payment (except with respect to any payment made after December 31, 2011).  If the Company terminates Executive’s employment for any reason other than Cause, or Executive terminates his employment for Good Reason, the Performance Bonus shall be equal to the total amount of the Performance Bonus that would have been earned for the entire year in which the termination occurred, multiplied by a fraction, the numerator of which is the number of days in the year through and including the termination date, and the denominator of which is 365 days.  If the Company terminates Executive’s employment for Cause during a given year, or Executive terminates his employment other than for Good Reason during a given year, then Executive shall not be entitled to any Performance Bonus in respect of such year.

Notwithstanding anything to the contrary herein, if and to the extent that the aggregate amount of the Incentive Bonus and the Performance Bonus payable in respect of any year exceeds 75% of the Base Salary in effect at the end of such year, then the Company may satisfy its payment obligations with respect to such excess by granting unrestricted and registered common stock of the Company to Executive with a fair market value (as determined by the Board in good faith) on the date of grant (which grant date shall be no later than ten 10 business days after the end of the quarter or other period) equal to the amount of such excess.

 (c)          The Company shall grant to Executive, upon execution of this Agreement, the following: (i) Ten Million (10,000,000) shares of restricted common stock of the Company (the “Restricted Shares”), (ii) a non-qualified option to purchase Ten Million (10,000,000) shares of common stock of the Company with an exercise price per share equal to the fair market value, within the meaning of Code Section 409A (as defined below), of each such share on the date of grant, (iii) a non-qualified option to purchase Five Million (5,000,000) shares of common stock of the Company with an exercise price equal to $0.30 per share, and (iv) a non-qualified option to purchase Five Million (5,000,000) shares of common stock of the Company with an exercise price equal to $0.45 per share (the options referred to in clauses (ii), (iii) and (iv) above, collectively, the“Stock Option,” and together with the Restricted Shares, the “Incentive Awards”), provided that in each case the exercise price of with respect to any share under the Stock Option shall be no less than fair market value, within the meaning of Code Section 409A, of such share on the date of grant.  Each of the Incentive Awards shall vest (or in the case of the Restricted Shares, all of which are owned by Executive immediately upon grant, shall no longer be subject to the Company’s right to repurchase for aggregate consideration of $1.00) in equal installments on the last day of each calendar quarter commencing on the Effective Date and ending on December 31, 2013, provided that Executive is employed by the Company on such date, except as provided below.  If the Company terminates Executive’s employment for any reason other than Cause or Executive’s death or Disability (as defined below), or Executive terminates his employment for Good Reason, the Incentive Awards that otherwise would have vested during the 12-month period immediately subsequent to the date of such termination shall become fully vested and exercisable, and not be subject to any further restrictions, on the date of such termination.  All unvested Incentive Awards shall become fully vested and exercisable, and not be subject to any further restrictions, on the occurrence of a Change of Control, provided that Executive is employed by the Company on such date.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, (x) no Incentive Awards shall vest after the termination of Executive’s employment by the Company for Cause or Executive’s death or Disability, or after the termination by Executive without Good Reason; (y) no termination of Executive’s employment for any reason shall change or impact the prior full vesting of the Incentive Awards; and (z) all unvested stock options and restricted shares granted by the Company to Executive prior to the date of this Agreement are hereby deemed fully vested and exercisable, and not subject to any restrictions, as of the date of this Agreement.

The Restricted Shares and the common stock underlying the Stock Option shall be registered by the Company pursuant to the Securities Act of 1933 (on SEC Form S-8) and shall not be subject to any restrictions whatsoever (other than the Company’s insider trading and blackout policies, in the event Executive is then deemed to be an “insider”) once the Incentive Awards have vested.  Without limiting the foregoing, the Stock Option, once vested, shall remain exercisable by Executive for the entire ten-year term of the Stock Option, even if Executive is no longer performing services to the Company prior to the expiration of such ten-year term.

The parties understand that the Incentive Awards will be documented pursuant to separate award/grant agreements or notices consistent with the provisions of this Agreement, and will not be effective until such agreements have been entered into.  The Company agrees to prepare such separate agreements or notices.  Executive may also receive additional future grants of restricted stock during the Term as may be determined by the Board in its sole discretion.

5.           Benefits.  During the Term, Executive shall receive the following benefits and/or be entitled to participate in the following benefits programs of Company:

(a)           Executive and his spouse and dependents shall be entitled to participate in the Company’s health insurance program and, except to the extent prohibited by the Patient Protection and Affordability Care Act, as amended, and regulations thereunder, the Company shall pay all premiums for said insurance for Executive and his spouse and dependents under the applicable plans.  As of the Effective Date, the Executive acknowledged that he does not plan to participate in this program as he is covered by another health insurance program;  however, Executive may opt to join this program at any time.

(b)           In addition to the foregoing, Executive shall be entitled to participate with other key executive officers of the Company based on position, tenure and salary in any plan of the Company relating to stock purchases, pension, thrift, profit sharing, life insurance, disability insurance, education, or other retirement or Executive benefits that the Company has adopted or may hereafter adopt for the benefit of its executive officers.

(c)           Executive shall be reimbursed for his legal fees incurred in connection with negotiating and drafting this Agreement up to a maximum of $10,000.

(d)           The Company shall pay all unreimbursed out-of-pocket costs associated with an annual physical examination of Executive, such amount not to exceed $3,000 per year.

(e)           Executive agrees that the Company may apply for and take out in its own name and at its own expense such “key person” life insurance upon the life of Executive as the Company may deem necessary or advisable to protect its interests; provided, however, that (i) such insurance coverage does not otherwise diminish or restrict Executive's eligibility for and/or participation level in any benefit plan or arrangement described in this Section 5, and (ii) such coverage does not otherwise diminish any other economic benefit to which Executive is entitled pursuant to the terms of this Agreement, and (iii) no taxable income is attributed to Executive as a result of such coverage.  Executive agrees to reasonably assist and reasonably cooperate with the Company in procuring such insurance, including (without limitation) submitting to medical examinations for purposes of obtaining and/or maintaining such insurance.  Executive agrees that he shall have no right, title or interest in and to such insurance.

6.           Vacation.Executive shall be entitled to six (6) weeks annual paid vacation in accordance with the Company’s policy, in addition to holidays and other paid time off (excluding vacation) provided to similarly situated executive officers of the Company.  The maximum amount of accrued vacation to which Executive may be entitled at any time is twelve (12) weeks.

7.           Business Expenses.

During such time as Executive is rendering services hereunder, Executive shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses, including but not limited to, at least business class airfare while traveling at least 1,000 miles from Executive's home city (at least coach class for travel under 1,000 miles), first class hotel accommodations, ground transportation while traveling, reasonable meals or an agreed upon per diem while traveling, mobile telephone and text messaging charges.  The Company agrees that it will reimburse Executive for all such expenses upon the presentation by Executive, on a monthly basis, of an itemized statement of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies.  Reimbursement for approved expenses shall be made within a reasonable period not to exceed 30 days after the receipt of foregoing statements and supporting documentation.

8.           Indemnity.  Company shall to the extent permitted and required by law, indemnify and hold Executive harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Executive in the course of his employment to the same extent Company indemnifies and holds harmless other officers and directors of Company in accordance with Company’s established policies.  This indemnity shall include, without limitation, advancing Executive attorneys fees to the fullest extent permitted by applicable law.  Company agrees to continuously maintain Directors and Officers Liability Insurance with limits of coverage the same as currently in effect, unless a change is mutually agreed upon by Executive and the Board of Directors of Company, and to include Executive within said coverage while Executive is employed by Company and for at least thirty-six (36) months after the termination of Executive's employment by Company.

9.           Termination Excutive's employment with Company may be terminated in accordance with the terms of this Agreement with the effects specified below.

9.1           Death.  This Agreement shall terminate upon Executive’s death.  Company shall pay Executive’s estate (i) on the date it would have been payable to Executive any unpaid Base Salary and accrued, unused vacation earned prior to the date of Executive’s death, (ii) any unpaid Performance Bonus or Incentive Bonus (in accordance with Section 4), and (iii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to Executive’s death upon receipt from Executive’s personal representative of receipts therefore.

9.2           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full time performance of substantially all of his material duties with Company for 45 consecutive days or 90 days total within any six month period, Executive's employment may be terminated by Company or by Executive for “Disability.” Termination shall occur immediately upon written notice delivered to Executive by Company or by Executive to Company.  In the event of such a termination, Company shall pay Executive (i) any unpaid Base Salary and accrued, unused vacation earned prior to the date of termination, (ii) any unpaid Performance Bonus or Incentive Bonus (in accordance with Section 4), (iii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of termination, pursuant to paragraph 8, and (iv) if Executive is not covered by any other comprehensive insurance that provides a comparable level of benefits, Company will reimburse Executive on a month-by-month basis an amount equivalent to Executive’s COBRA payments up to 18 months following the date of termination or the maximum term allowable by then applicable law for COBRA coverage of Executive and his eligible dependents.

9.3           Cause The Company may terminate Executive's employment hereunder for Cause.  For purposes of this Agreement, “Cause” means

(i)          an act or acts of fraud or dishonesty undertaken by Executive during the course of his employment;

(ii)         misconduct by Executive that is willful or deliberate on Executive’s part and that, in either event, is materially injurious to Company, monetarily or otherwise;

(iii)        the indictment, formal charge, conviction of Executive of, or the Executive entering of a plea of nolo contendere to, a misdemeanor involving fraud, theft, dishonesty or moral turpitude or a felony, or Executive’s debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company;

(iv)           the material breach of any terms and conditions of this Agreement by Executive, which failure or breach has not been cured by Executive within 30 days after written notice thereof to Executive from Company; or

(v)           Executive’s failure to perform his duties or follow the lawful directions of the Board, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from Company

The termination of Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Executive) at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist under this Section 10.3, and specifying the particulars thereof in detail.  In the event of termination for Cause, without limiting any of the Company’s rights or remedies in law and/or equity, Executive will be entitled to receive only such Base Salary and accrued, unused vacation pay earned prior to the date of termination, any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of termination, pursuant to paragraph 8, and to extend his insurance coverage at his own expense for up to 18 months under COBRA following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents, but will not be entitled to any other salary, benefits, bonuses or other compensation after such date.

9.4           Without Cause.  This Agreement may also be terminated by Company without Cause, and for any reason or no reason, at any time by the delivery to Executive of a written notice of termination; provided, however, that upon any termination of this Agreement by Company other than for Cause (but only if such termination without Cause constitutes a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), Executive shall be entitled to receive the following (collectively, the "Severance Benefits"):

(a)           on the date of termination, Executive will be paid such Base Salary  and accrued, unused vacation earned prior to the date of termination;

(b)          any unpaid Performance Bonus or Incentive Bonus (in accordance with Section 4);

(b)          any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of termination, pursuant to paragraph 8; and

(c)           provided Executive executes the Company’s standard general release for employees (and does not revoke such general release) within sixty (60) days following the date of the termination of Executive’s employment by Company, Executive will receive the payments described below on the sixtieth (60th) day after the date of the termination of Executive’s employment (or in the case of (i) below, commencing on such 60th day):

(i)           if Executive is not covered by any other comprehensive insurance, the Company will reimburse Executive on a month-by-month basis an amount equivalent to Executive’s and Executive's spouse and dependent’s COBRA payments for up to 18 months following the date of termination if Executive properly electives COBRA coverage, or for the maximum COBRA term allowable by then applicable law for coverage of Executive and his spouse and dependents;

(ii)          a lump-sum payment equal to the aggregate installments of Base Salary in effect on the date of termination and otherwise payable in respect of the period commencing on the date immediately subsequent to the date of termination and ending on the earlier to occur of the first anniversary of such date or December 31, 2013.

9.5           By Executive.  Executive may terminate this Agreement for any reason or no reason at any time upon written notice to Company.

(a)           In the event Executive terminates this Agreement for “Good Reason,” Executive shall be entitled to receive the Severance Benefits; provided that such termination constitutes a “separation from service” as defined in Code Section 409A and Executive executes the Company’s standard general release for employees (and does not revoke such general release) within sixty (60) days following the date of the termination of Executive’s employment by Company.  The Severance Benefits shall be payable to Executive on the sixtieth (60th) day after the date of the termination of Executive’s employment (or such other time as is provided in Section 9.4).

As used herein, “Good Reason” shall mean:

(i)          any removal of Executive from, or any failure to nominate or re-elect Executive to, his current office and/or as the Chairman of the Board, except in connection with the termination of Executive’s employment for death, Disability or Cause as provided above in this Agreement;

(ii)         the failure of Company to obtain the assumption of this Agreement by any successor to Company, as provided in this Agreement;

(iii)        in the event of a Change in Control:

a.        (1) any reduction  in Executive's then-current Base Salary or any material reduction in Executive's comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), without Executive’s prior written consent, or (2) the assignment to Executive of duties that represent or constitute a material adverse change in Executive's position, duties, responsibilities and status with Company immediately prior to a Change in Control, without Executive’s prior written consent, or (3) a material adverse change in Executive's reporting responsibilities, titles, offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions; except in connection with the termination of Executive's employment for Cause, upon the disability or death of Executive, or upon the voluntary termination by Executive;

b.       the relocation of Executive’s place of employment from the location at which Executive was principally employed immediately prior to the date of the Change in Control to a location more than 50 miles from such location, without Executive’s prior written consent; or

c.            the failure of any successor to Company to assume and agree to perform Company's obligations under this Agreement; or

(iv)         the material breach of any terms and conditions of this Agreement by Company.

Executive shall provide Company written notice of any claimed event of Good Reason within sixty (60) days of the date such Good Reason event set forth above first occurred without Executive’s written consent.  Executive’s termination for Good Reason will only be effective if Company shall not have cured such claimed event of Good Reason within thirty (30) days of receipt of written notice from Executive (such notice shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred).  Company shall notify Executive in writing of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Executive of his concurrence that a cure has been effectuated, any notice delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.

(b)           In the event Executive terminates this Agreement other than because of Disability or other than for Good Reason, Company shall pay Executive: (i) on the date it would have been payable to Executive, any unpaid Base Salary and, within 30 days of the termination date, any accrued, unused vacation pay earned prior to the date of Executive’s termination, and (ii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of Executive’s termination, pursuant to this Agreement, and Executive shall have the right to extend Executive's and Executive's eligible dependents' medical insurance coverage at Executive's own expense under COBRA for up to eighteen (18) months following the date of termination, or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents.

9.6         No Mitigation.  Notwithstanding anything contained in this Agreement, under applicable law, or otherwise, in the event of any termination of this Agreement whereby Executive is entitled to receive all or any portion of the Severance Benefits (as defined and provided in this Agreement), then (a) Executive shall have no obligation to seek or accept any other employment or engagement with any other individual or entity following any such termination, and (b) in the event that Executive accepts any other employment or any engagement with any other individual or entity, Company will not be entitled to offset or reduce any portion of the Severance Benefits by any compensation, remuneration, consideration or other things of value received or to be received by Executive from or in connection therewith, it being expressly understood and agreed by Company and Executive that Executive will be entitled to receive all such Severance Benefits without deduction or offset as provided in this Agreement, except that any benefits otherwise receivable by Executive pursuant to Section 9.4(c)(i) shall be reduced to the extent comparable benefits are received by Executive from a subsequent employer during the two years after termination of his employment.

10.         Assignment.         10.1         This Agreement may not be assigned by Executive.

10.2       This Agreement may be assigned by Company provided that Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that Company would be required to perform as if no such succession had taken place.

11.        Covenants.

11.1         Confidential Information.  During the term of this Agreement and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding Company.  “Confidential Information” shall mean information about Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Executive in the course of his employment by Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to Company, and that such information gives Company a competitive advantage.  Upon the termination of his employment, Executive will promptly deliver to Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

11.2         Noncompetition.  Except as otherwise provided herein, Executive agrees that during the term of this Agreement he will not, directly or indirectly, without the prior written consent of Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, employee, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with Company or any present affiliate of Company in the biotech industry; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), of not more than 5 % of the voting stock of any corporation shall not be a violation of this Agreement.  Notwithstanding the foregoing, Executive shall be permitted to maintain the ownership interests and directorship described on Exhibit “A” attached hereto so long as they do not interfere with the performance of his duties and do not constitute competitive activities.

11.3         Right to Company Materials.  Executive agrees that all materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to Executive, shall be and shall remain the property of Company.  Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to Company, and Executive shall not make or retain any copies thereof, unless and except to the extent required by applicable law, rule or regulation and provided that Executive gives the Company with specific written notice of the copies retained and the purpose of retaining them.

11.4         Non-solicitation.  Executive understands and agrees that in the course of employment with Company, Executive will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of Company.  Therefore, to protect such trade secrets, Executive promises and agrees that during the term of this Agreement, and for a period of six (6) months thereafter, he will not solicit or assist or instruct others in soliciting any employees of Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of Company, or any subsidiary or affiliate of Company.

11.5         Non-disparagement.  Except for statements of fact, internal Company communications relating to the performance of Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Executive is a party or witness, Executive will not make any disparaging remarks regarding Company at any time during or after the termination of Executive's employment with Company.  Except for statements of fact, internal communications relating to the performance of Executive, and disclosures required under applicable law or in connection with any legal proceedings with respect to which Company is a party or witness, Company will not make any disparaging remarks regarding Executive at any time during or after the termination of his employment with Company.

11.6         Survival.  This Article 11 shall survive the termination or expiration of this Agreement for the periods of time indicated herein or indefinitely if no period of time is indicated.

12.         Notice.     For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

                      Company:            Advanced Cell Technology, Inc.
381 Plantation Street
Biotech V.
Worcester, Massachusetts 09605
Attention:  Rita Parker

                      Executive:            Gary H. Rabin
330 N. Carmelina Ave.
Los Angeles, California 90049

With a copy in all cases (which shall not constitute notice) to:

Venable LLP
2049 Century Park East, 21st Floor
Los Angeles, California 90067
Attention: Alan J. Epstein, Esq.

13.         Amendments or Additions.  No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

14.         Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

17.         Arbitration.  Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive's employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Los Angeles County, California in accordance with the laws of the State of California.  The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules.  The arbitration fees shall be paid by the Company.  Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator.  The statute of limitations or any cause of action shall be that prescribed by law.  The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law.  The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties.  The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law.  Notwithstanding anything to the contrary contained in this Section, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

18.         Section 409A.   This Agreement is intended to comply with Code Section 409A and will be interpreted in a manner intended to comply with Code Section 409A.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Any reimbursement of COBRA premiums hereunder following termination of employment shall be consistent with Treas. Regs. Section 1.409A-1(b)(9)(v).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, Company, in its reasonable discretion, may decide such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (“a 409A Tax”), or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company that does not cause such accelerated or additional tax.  In addition, to the extent Executive is a “specified employee” as defined in Section 409A of the Code as of the earlier of a “separation from service” (as defined in Code Section 409A and the regulations promulgated thereunder) or the date of termination of Executive's employment, and the deferral of the commencement of any compensation or benefits otherwise payable under this Agreement, or any other applicable separation program or plan, as a result of such “separation from service” or termination of employment is necessary in order to prevent a 409A Tax, then Company will postpone the commencement of such payment of any such compensations or benefits until the first business day of the seventh month following Executive's termination date (the “Delayed Payment Date”).  In the event that the preceding sentence requires a delay of any payment or benefit, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then in effect as of the date the payment would have otherwise been made.  Company shall consult with Executive in good faith regarding the implementation of the provisions of this Paragraph, but Company shall determine the terms of any such implementation.  Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with 409A, and that Executive has done so to the extent that you deemed necessary or appropriate.

19.  Golden Parachute Provision.  If it shall be determined that any payment or distribution by Company to or for the benefit of Executive under this Agreement (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Company shall calculate the amount Executive will retain net after-all-taxes, including Excise Taxes, if all payments are made and also calculate the amount Executive shall retain net after-all-taxes, including Excise Taxes, if payments are reduced to an amount so that no Excise Taxes are imposed, and Company shall pay Executive the amount that maximizes the amount Executive will receive after-all-taxes.  Company will consult with Executive as to the appropriate Federal and any state income tax to be used in making such calculations.  In the event that it is determined that Executive should receive an amount that results in the Payment not being subject to Excise Taxes (the "Reduced Payment"), Executive will advise Company as to how to reduce or eliminate the Payment or Payments from among the following categories, except that, if required to avoid any additional tax under Section 409A of the Code, the reductions shall occur in the following order without discretion of the Executive:

(1)	the portion denominated and payable in cash;

(2)	the portion payable in-kind, such as insurance coverage, or in cash as a reimbursement; and

(3)	equity-based compensation and enhancements, such as accelerated vesting and extended periods to exercise options.

Except as otherwise stated above, Executive shall have full discretionary authority to determine which payments to reduce within any of the three categories described in the preceding sentence, and can determine to have Company reduce payments in any or all of the three categories in such order as Executive shall advise Company.  As promptly as practicable following such determination and election by Executive and subject to any payment provisions otherwise applicable under this Agreement, Company shall pay to or distribute for the benefit of Executive such Payments as are then due to Executive under this Agreement.  In the event that Executive is nevertheless subject to Excise Tax, the Company shall have no liability to Executive for payment thereof.

20.         Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, taken together, shall constitute one document.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement and has made it effective as of the date first indicated above.

ADVANCED CELL TECHNOLOGY, INC.		EXECUTIVE:

By:	/s/ Gary Rabin	/s/ Gary Rabin
	Gary Rabin, as its	GARY H. RABIN
Chief Executive Officer

SCHEDULE A

EXISTING EXECUTIVE AND/OR DIRECTOR POSITIONS

Managing Member, Villetta Management, LLC

Managing Member, GR Advisors, LLC